Exhibit 16.1

KPMG LLP
Duke Energy Center
Suite 3200
550 South Tryon Street
Charlotte, NC 28202-4214

February 27, 2014

Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for Snyder’s-Lance, Inc. and, under the date of February 25, 2014, we reported on the consolidated financial statements of Snyder’s-Lance, Inc. as of and for the years ended December 28, 2013 and December 29, 2012, and the effectiveness of internal control over financial reporting as of December 28, 2013. On February 25, 2014, we were dismissed. We have read Snyder’s-Lance, Inc.’s statements included under Item 4.01 of its Form 8-K dated February 27, 2014, and we agree with such statements, except that we are not in a position to agree or disagree with Snyder’s-Lance, Inc.’s statements in the first and fifth paragraphs.

Very truly yours,

/s/ KPMG LLP

KPMG LLP is a Delaware limited liability partnership, the U.S. member firm of KPMG International Cooperative ("KPMG International"), a Swiss entity.